Exhibit 99.2

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group's Board of Directors Declares Quarterly Dividend

Carmel, Ind., August 1, 2012 - CNO Financial Group, Inc. (NYSE: CNO) announced today that the board of directors has declared a quarterly cash dividend of $0.02 per share on the Company's common shares.

The dividend will be payable September 24, 2012, to shareholders of record at the close of business on September 10, 2012.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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